Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Media Contact John Sahlberg 208 384-6451	Investor Relations Contact Wayne Rancourt 208 384-6073

For Immediate Release: November 5, 2014

Boise Cascade Company Announces Tom Corrick as Chief Operating Officer
BOISE, Idaho - Boise Cascade Company (Boise Cascade) (NYSE: BCC) announced today that its Board of Directors appointed Tom Corrick as the chief operating officer of the Company effective immediately along with several other management changes.
Mr. Corrick has served as the executive vice president of Wood Products since June 2014 and previously served as senior vice president from February 2011 to June 2014 and vice president of Engineered Wood Products (EWP) from January 2005 to February 2011. “Tom has championed our growth in the engineered wood products business so that we are now a recognized leader in the industry,” commented Tom Carlile, chief executive officer. Mr. Corrick received both his bachelor’s and master’s degrees in business administration from Texas Christian University and currently serves on the board of directors of the Boise YMCA.
Dan Hutchinson was appointed by the Board as executive vice president of Wood Products. Mr. Hutchinson served as vice president of Wood Products since August 2012 and previously served as general manager of operations for our EWP business from 2008 to 2012. “Dan has provided the leadership for our capital project execution and employee-driven improvement efforts that are the key contributors in lowering our manufacturing costs and improving the efficiency of our Wood Products business,” noted Mr. Carlile. Mr. Hutchinson received an MBA from Washington State University and a bachelor’s degree in accounting and finance from the University of Idaho.
The Board also appointed Wayne Rancourt as executive vice president, chief financial officer (CFO) and treasurer. Mr. Rancourt has served as senior vice president, CFO and treasurer since August 2009 and previously served as vice president, treasurer and investor relations, from February 2008 to August 2009. “Wayne has played an invaluable role in helping us return as a publicly traded company on the New York Stock Exchange and in making sure that we have the liquidity to grow the company,” commented Mr. Carlile. Mr. Rancourt received a B.S. degree in accounting from Central Washington University.
About Boise Cascade
Boise Cascade is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.